Exhibit 99.1

Erickson Air-Crane Incorporated Announces

Third Quarter 2012 Results

— Revenues Increase 29%, Operating Income up 59% —

— Growth in Each Segment —

— Full Year Guidance Increased —

Portland, Oregon – November 7, 2012, Erickson Air-Crane Incorporated (NASDAQ: EAC) (“Erickson Air-Crane” or the “Company”), a leading operator and the manufacturer of the powerful heavy-lift helicopter, the Erickson S-64 Aircrane, today announced financial results for the third quarter ended September 30, 2012.

Revenues for the three months ended September 30, 2012 increased by 29% versus the third quarter of 2011, rising to $76.3 million.  This increase was the result of broad-based strength as each of the Company’s business segments made gains versus prior year levels.  Net income attributable to Erickson Air-Crane Incorporated in the third quarter increased by 53% versus the year-ago quarter, rising to $17.6 million, or $1.80 per diluted share.

Udo Rieder, President and Chief Executive Officer of Erickson Air-Crane, said, “We are very pleased that every one of our Aerial Service lines of business and our Manufacturing and MRO segment grew versus the prior year.  The demands of a heavy firefighting season, combined with improvement in a number of end markets and our new contracts helped push us to very strong levels of both revenue and profitability.”

The Company noted that its third quarter operating income increased by 59% to $30.5 million and that adjusted EBITDA increased by 50% to $33.0 million.  A gross margin increase of 450 basis points and a reduction in operating expenses as a percentage of sales of 290 basis points were the main drivers of the increased profitability.

These improvements, combined with a $0.8 million reduction in interest expense following the repayment of debt with the proceeds of the Company’s initial public offering and reductions in interest rates on subordinated debt, drove net income attributable to Erickson Air-Crane Incorporated to $17.6 million, an increase of 53% versus prior year.  Earnings per diluted share for the third quarter, normally the Company’s most profitable quarter on an annual basis, were $1.80.

Mr. Rieder continued, “In addition to the financially and operationally strong quarter, we are pleased to have made strategic advances as we position the Company for additional growth and diversification. Yesterday we announced a non-binding Letter of Intent to acquire a Brazilian helicopter business, a deal which, if completed, would greatly expand our operating footprint in one of the world’s fastest growing economies and position us firmly as a leading provider of aerial services to the oil and gas industry.”

The Company noted that on November 6, 2012 it issued a separate press release announcing the signing of the non-binding Letter of Intent to acquire an air logistics operation from HRT Participacoes em Petroleo S.A.

The Company also noted that, during the fourth quarter, it completed a deal with San Diego Gas and Electric (“SGD&E”) to repurchase an Aircrane and related spare parts inventory and to provide firefighting service to SDG&E under a new contract.  This transaction is estimated to favorably impact EPS by $0.35 per share in the fourth quarter and is included in guidance.  The Company expects to utilize this aircraft to facilitate planned organic growth.

Segment Information

During the three months ended September 30, 2012, total Aerial Services revenues increased by 31% to $69.6 million versus the prior year’s third quarter level of $53.0 million.  Total Revenue Flight Hours during the quarter increased by 41% to 5,843 hours versus the year-ago level of 4,146 hours.  The Company noted that while increased firefighting hours were the primary driver for the improved revenues, it saw increases in each type of business versus the prior year and, importantly, had more than doubled its construction flight hours as a result of its contract with Repsol, an oil and gas customer based in Peru.

Mr. Rieder commented, “Our crews are to be congratulated on their tireless work in helping mitigate the loss of life, property and resources during an extraordinarily heavy fire season.  We are proud that they embrace the seriousness of their mission and we are fortunate to have their dedication as an important part of our corporate culture at Erickson.”

During the three months ended September 30, 2012, total Manufacturing and MRO revenues increased by 8% to $6.6 million versus the year-ago level.  This growth was mainly due to increased cost-per-hour support for the Company’s customer in Italy, where the fire season was also particularly heavy.

Business Outlook

In order to reflect the stronger than expected third quarter financial performance and with improved visibility on its fourth quarter operations, the Company revised its guidance for the fiscal year ending December 31, 2012.  Consistent with last quarter, the Company is providing full year Earnings Per Share estimates on a pro forma basis, as though the recapitalization and IPO had taken place on January 1, 2012.

The Company now expects revenues for the year to range between $177.0 million and $181.0 million.  This compares favorably to its prior guidance of $159.0 million to $165.0 million.  With respect to adjusted EBITDA, the Company now expects to report between $42.0 million and $44.0 million versus its previously communicated range of $31.5 million to $33.5 million. Lastly, the Company now expects to report full year pro forma earnings per share between $1.34 and $1.55 (GAAP earnings per share between $1.86 and $2.15) versus its prior expectation for a range of pro forma earnings per share between $0.76 and $0.86 per share (GAAP earnings per share between $1.05 and $1.20).  Included within these numbers is the expected benefit of a relief of liability associated with the termination of cost-per-hour contract obligations to SDG&E as a result of the helicopter repurchase.  This impact is estimated to be $5.7 million revenue and EBITDA, or $0.35 fourth quarter earnings per share assuming a 40% tax rate.

Mr. Rieder concluded, “We’re very pleased to have reported one of the strongest quarters in the history of our Company. We are even more excited to have made excellent progress positioning our business for sustainable growth.”

Conference Call

The Company will host a conference call at 4:30 p.m. Eastern Time today, Wednesday, November 7, 2012, to discuss the financial results for the third quarter ended September 30, 2012.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1-888-401-4668. International callers should dial +1-719-325-2458. The conference call ID number is 5403949.

If you are unable to participate in the call at this time, a replay will be available starting today, on Wednesday, November 7, 2012 at 7:30 pm Eastern Time, and will remain available through Wednesday, November 21, 2012. To access the replay, dial +1-877-870-5176. International callers should dial +1-858-384-5517. The conference ID number for the replay is 5403949.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.ericksonaircrane.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

— FINANCIAL TABLES FOLLOW —

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Net revenues:
Aerial services	$69,639	$53,036	$130,055	$111,235
Manufacturing / MRO	6,622	6,125	11,692	10,819

Total net revenues	76,261	59,161	141,747	122,054
Cost of revenues:
Aerial services	35,471	29,604	83,661	75,275
Manufacturing / MRO	4,248	3,871	7,184	8,394

Total cost of revenues	39,719	33,475	90,845	83,669

Gross profit	36,542	25,686	50,902	38,385

Operating expenses:
General and administrative	3,973	2,943	11,405	9,534
Research and development	995	1,369	3,425	3,223
Selling and marketing	1,097	2,155	4,177	5,469

Total operating expenses	6,065	6,467	19,007	18,226

Operating income (loss)	30,477	19,219	31,895	20,159
Other income (expense):
Interest income	—	—	—	24
Interest expense	(1,524)	(2,339)	(5,537)	(6,580)
Interest expense related to tax contingencies	—	(54)	—	(270)
Amortization of debt issuance costs	(297)	(212)	(852)	(553)
Gain (loss) on disposal of equipment	—	(3)	—	5
Unrealized foreign exchange gain (loss)	(13)	2,491	28	1,461
Realized foreign exchange gain (loss)	(108)	257	207	(403)
Other income (expense), net	1	48	920	650

Total other income (expense)	(1,941)	188	(5,234)	(5,666)

Income (loss) before noncontrolling interest and income taxes	28,536	19,407	26,661	14,493
Income tax expense (benefit)	10,902	7,881	10,168	6,596

Net income (loss)	17,634	11,526	16,493	7,897
Less: Net (income) loss related to noncontrolling interest	(78)	(11)	(315)	(603)

Net income (loss) attributable to Erickson Air-Crane Incorporated	17,556	11,515	16,178	7,294
Dividends on redeemable preferred stock	—	2,351	2,794	6,729

Net income (loss) attributable to common stockholders	$17,556	$9,164	$13,384	$565

Other comprehensive income (loss):
Net income (loss)	$17,634	$11,526	$16,493	$7,897
Foreign currency translation adjustment	158	(345)	117	(329)

Comprehensive income (loss)	17,792	11,181	16,610	7,568
Comprehensive (income) loss attributable to noncontrolling interest	(97)	79	(311)	(463)

Comprehensive income (loss) attributable to Erickson Air-Crane Incorporated	$17,695	$11,260	$16,299	$7,105

Net income (loss) per share attributable to common stockholders
Basic	$1.80	$9,164.10	$2.21	$565.10

Diluted	$1.80	$9,164.10	$2.21	$565.10

Weighted average shares outstanding
Basic	9,756,478	1,000	6,051,346	1,000

Diluted	9,756,478	1,000	6,051,346	1,000

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	September 30, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$1,770	$268
Restricted cash	3,710	—
Accounts receivable net of allowances for doubtful accounts of $479 and $476 at September 30, 2012 and December 31, 2011, respectively	50,468	26,528
Aircranes and support parts in process	7,563	27,395
Prepaid expenses and other	2,001	4,217
Income tax receivable	1,792	1,248
Deferred tax assets	3,801	7,602

Total current assets	71,105	67,258

Restricted cash	—	5,214
Aircrane support parts, net	118,067	101,892
Aircranes, net	52,138	42,288
Property, plant, and equipment, net	13,225	14,341
Other noncurrent assets	2,391	2,918

Total assets	$256,926	$233,911

Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,312	$8,480
Current debt	61,504	6,500
Accrued and other current liabilities	30,148	19,323
Income taxes payable	1,384	—

Total current liabilities	101,348	34,303

Long-term debt	26,076	124,070
Other long-term liabilities	3,807	4,328
Deferred tax liabilities	19,182	14,194

Total liabilities	150,413	176,895

Commitments and contingencies
Series A redeemable preferred stock, $0.0001 par value, Authorized—zero and 70,000 shares at September 30, 2012 and December 31, 2011, respectively
Issued and outstanding - zero and 34,999.5 at September 30, 2012 and December 31, 2011, respectively—liquidation preference of zero and $66,161 at September 30, 2012 and December 31, 2011, respectively	—	66,161
Stockholders’ equity (deficit):
Common stock, $0.0001 par value. Authorized—110,000,000 and 2,300 shares at September 30, 2012 and December 31, 2011, respectively;
Class A; designated 2,000; zero and 1,000 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	—	1
Class B; designated 300; zero issued and outstanding	—	—
Common stock; 9,602,970 and zero issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1	—
Additional paid-in capital	102,139	—
Retained earnings (accumulated deficit)	3,396	(9,988)
Accumulated other comprehensive income (loss)	85	(36)

Total stockholders’ equity (deficit) attributable to Erickson Air-Crane Incorporated	105,621	(10,023)

Noncontrolling interest	892	878

Total stockholders’ equity (deficit)	106,513	(9,145)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$256,926	$233,911

ERICKSON AIR-CRANE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Cash flows from operating activities:
Net income (loss)	$17,634	$11,526	$16,493	$7,897
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,256	1,978	6,294	5,601
Deferred income taxes	10,333	2,180	8,790	7,438
Non-cash interest on subordinated notes	641	1,124	2,539	2,078
Non-cash interest on tax contingencies	—	54	—	270
Stock based compensation	433	—	1,729	—
Amortization of debt issuance costs	297	212	852	553
Gain on sale of equipment	—	3	—	(5)
Changes in operating assets and liabilities:
Accounts receivable	(19,747)	2,099	(23,432)	(7,055)
Aircranes and support parts in process	5	(3,267)	3,929	(8,807)
Prepaid expenses and other	1,468	(1,588)	2,227	(2,627)
Income tax receivable	(19)	—	(543)	—
Aircrane support parts, net	(147)	(3,282)	(10,947)	(13,425)
Accounts payable	113	(1,638)	(494)	510
Accrued and other current liabilities	11,031	(6,753)	10,855	(3,957)
Income taxes payable	360	6,744	1,319	(67)
Other long-term liabilities	156	(1,221)	(520)	(2,820)

Net cash provided by (used in) operating activities	24,814	8,171	19,091	(14,416)

Cash flows from investing activities:
Purchases of Aircranes, property, plant, and equipment	(1,052)	(2,498)	(4,341)	(10,414)
Restricted cash	1,238	3	1,442	(1,016)
Dividends paid to noncontrolling interest	—	—	(297)	(254)
Increase (decrease) in other assets	(321)	(312)	(26)	(421)

Net cash provided by (used in) investing activities	(135)	(2,807)	(3,222)	(12,105)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	—	—	31,454	—
Borrowings of debt	51,726	87,170	192,487	246,831
Repayments of debt	(76,183)	(90,604)	(238,014)	(217,839)
Debt issuance costs	(274)	(166)	(274)	(776)

Net cash provided by (used in) financing activities	(24,731)	(3,600)	(14,347)	28,216

Effect of foreign currency exchange rates on cash and cash equivalents	14	10	(20)	(567)

Net increase (decrease) in cash and cash equivalents	(38)	1,774	1,502	1,128
Cash and cash equivalents at beginning of period	1,808	1,282	268	1,928

Cash and cash equivalents at end of period	$1,770	$3,056	$1,770	$3,056

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$851	$1,627	$2,813	$4,858
Net cash paid (received) during the period for income taxes	$176	$(998)	$496	$(765)

About Erickson Air-Crane Incorporated

Erickson Air-Crane specializes in the operation and manufacture of the Erickson S-64 Aircrane (the “Aircrane”), a versatile and powerful heavy-lift helicopter. The Aircrane has a lift capacity of up to 25,000 pounds and is the only commercial aircraft built specifically as a flying crane without a fuselage for internal loads. The Aircrane is also the only commercial heavy-lift helicopter with a rear load-facing cockpit, combining an unobstructed view and complete aircraft control for precision lift and load placement capabilities. Erickson Air-Crane owns and operates a fleet of 18 Aircranes, which are used to support a wide variety of government and commercial customers worldwide across a broad range of aerial services, including firefighting, timber harvesting, infrastructure construction, and crewing. Erickson Air-Crane also manufactures Aircranes and related components for sale to government and commercial customers and provides aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon with its principal manufacturing facility based in Central Point, Oregon. For more information, please visit http://www.ericksonaircrane.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include the possibility that we do not complete the acquisition of the Brazilian air logistics business, our safety record, the hazards associated with operating Aircranes, compliance with debt obligations, cancellations, reductions or delays in customer orders, ability to collect on customer receivables, weather and seasonal fluctuations that impact Aircrane activities, competition, reliance on a small number of large customers, the impact of short-term contracts, the availability and size of the Aircrane fleet, the ability to implement production rate changes, the impact of government spending, the impact of product liability and product warranties, the ability to attract and retain qualified personnel, the impact of environmental regulations, the ability to accurately forecast financial guidance, convert backlog into revenues, and appropriately plan expenses, worldwide economic conditions (including conditions in Greece and Italy), government regulation, ability to attract and retain key personnel, reliance on a small number of manufacturers, the necessity to provide components or services to owners and operators of aircraft, effectively manage growth, keep pace with changes in technology, adequately protect our intellectual property, successfully enter new markets, manage international expansion, expand and diversify its customer base, expand and market manufacturing and maintenance, repair and overhaul services, the potential unionization of employees, the fluctuation in the price of fuel, the ability to access public or private debt markets, the obligations of being a new public company, the impact of equipment failures or other events impacting the operation of our factories, and successfully manage any future acquisitions, and other risks and uncertainties more fully described under the heading “Risk Factors” in the Company’s most recently filed Quarterly Report on Form 10-Q as well as the other reports Erickson Air-Crane has filed with the SEC.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Use of Non-GAAP Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”). We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization and the adjustments to EBITDA to be non-cash unrealized mark-to-market foreign exchange gains (losses), specified litigation expenses, certain management fees, gains from sale of equipment, non-cash charges arising from awards to employees relating to equity interests, non-cash charges relating to financings, initial public offering-related non-capitalized expenses, and other unusual, extraordinary, non-recurring non-cash costs. This is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered an alternative to revenue or net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity or any other measure of financial performance presented in accordance with GAAP. We present Adjusted EBITDA because we believe it is an important measure of our operating performance and provides more comparability between our historical results by taking into account our capital structure including (i) changes in our asset base (depreciation and amortization) from acquisitions and from capital expenditures, and (ii) changes in interest expense and amortization of financing costs. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(In thousands)	Three Months Ended September 30, 2012	Three Months Ended September 31, 2011		Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011
Adjusted EBITDA Reconciliation:
Net income (loss) attributable to Erickson Air-Crane Incorporated	$17,556	$11,515		$16,178		$7,294
Interest expense, net	1,524	2,339		5,537		6,556
Tax expense (benefit)	10,902	7,881		10,168		6,596
Depreciation	2,256	1,978		6,295		5,601
Amortization of debt issuance costs	297	212		852		553
Noncash charges from awards to employees of equity interests	433	—		1,729		—

EBITDA	$32,968	$23,925		$40,759		$26,600

Non-cash unrealized mark-to-market foreign exchange gains (losses)	13	(2,491)		(28)		(1,461)
Interest related to tax contingencies	—	54		—		270
Litigation expense	—	562		—		1,360
Other noncash (gains) losses	—	3		(800	)(2)	(5)

Adjusted EBITDA	$32,981	$22,053	(1)	$39,931		$26,764 (1)

(1)  As part of the amendments to the Credit Agreement on June 30, 2011, the $10.0 million in new unsecured subordinated promissory notes are included, with limitation, as an addition to Adjusted EBITDA. Such amounts have been excluded from this table for presentation purposes.

(2)  The $0.8 million relates to the removal of the Canadian Revenue Authority reserve that was included as an add back for the fourth quarter 2010 charges.

Company Contact:

Dave Finnie, Senior Director, Finance and Business Operations

Erickson Air-Crane Incorporated

Tel: (503) 505-5880

Email: dfinnie@ericksonaircrane.com

Investor Relations Contact:

James Palczynski

ICR, Inc.

Tel: 203-682-8229

Email: jp@icrinc.com

###